Exhibit 23.3

Ardmore Shipping Corporation

c/o Ardmore Shipping Limited

City Gate Building 1000

Mahon

Cork

Ireland

February 12, 2014

Dear Sir/Madam:

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”) of Ardmore Shipping Corporation (the “Company”) relating to the registration under the Securities Act of 1933, as amended, and the public offering of the Company’s shares of common stock, par value $0.01 per share. We hereby consent to all references to our name in the Prospectus and the use of the statistical information supplied by us set forth in the sections of the Prospectus entitled “Prospectus Summary” and “The International Product and Chemical Tanker Industry.” We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the international products and chemical tanker industry; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the international products and chemical tanker industry.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the reference to our firm in the section of the Prospectus entitled “Experts.”

Yours sincerely,

/s/ Nigel Gardiner

Nigel Gardiner

Group Managing Director

Drewry Shipping Consultants Ltd.

SK 28178 0001 1453120

LONDON | DELHI | SINGAPORE | SHANGHAI

Drewry Shipping Consultants, 15-17 Christopher Street, London EC2A 2BS, United Kingdom

t: +44 (0) 20 7538 0191   f: +44 (0) 20 7987 9396   e: enquiries@drewry.co.uk

Registered in England No. 3289135 Registered VAT No. 830 3017 77

www.drewry.co.uk